Exhibit 10.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

LONG-TERM INCENTIVE PLAN

First Amendment and Restatement

Effective as of January 1, 2009

RECITALS:

WHEREAS, the Corporation adopted a Long-Term Incentive Plan (LTIP) in 2001 to provide a long-term incentive opportunity to its participants;

WHEREAS, the LTIP is intended to provide incentive compensation that is qualified as exempt from the limitation on tax deductibility when paid to a participant that is covered by Section 162(m) of the Internal Revenue Code;

WHEREAS, Revenue Ruling 2008-13 issued new guidance from the Internal Revenue Service on its revised interpretation of the performance based compensation exemption from Code Section 162(m) limits on deductible compensation;

WHEREAS, the Company desires to maintain the exempt performance based compensation status of any awards issued to a participant in the LTIP that is also a Covered Person, as hereinafter defined, and therefore amends and restates the plan as follows.

1.            PURPOSE

The purpose of this Long-Term Incentive Plan (the “Plan”) of Schweitzer-Mauduit International, Inc. (the “Company”) is to promote the long-term financial success of the Company by:

(a) attracting and retaining executive personnel of outstanding ability;

(b) strengthening the Company’s capability to develop, maintain and direct a competent management team; and

(c) motivating executive personnel by means of performance-related incentives to achieve longer-range performance goals.

2.            EFFECTIVE DATE

The Plan is adopted effective as of January 1, 2001.

3.            DEFINITIONS

“Affiliate” means any company in which the Company owns 20% or more of the equity interest (collectively, the “Affiliates”).

“Board” means the Board of Directors of the Company.

“Change of Control” shall mean the date as of which: (a) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act of 1934, acquires actual or beneficial ownership of shares of the Company having 15% or more of the total number of votes that may be cast for the election of Directors of the Company; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as amended from time to time.

“Committee” means the Compensation Committee of the Board.  The Committee shall administer the Plan.

“Covered Employee” shall have the meaning given to such term by Internal Revenue Code Section 162(m)(3), and any sucessor provision.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as amended from time to time.

“Participant” means an officer or employee who the Committee selects to participate in this Plan (collectively, the “Participants”) in accordance with Section 5 of this Plan. Participant’s shall be listed on Addendum A hereto, as it may be amended from time to time.

“Potential Change of Control” shall mean the date as of which: (a) the Company enters into an agreement the consummation of which, or the approval by shareholders of which, would constitute a Change of Control; (b) proxies for the election of Directors of the Company are solicited by anyone other than the Company; (c) any person (including, but not limited to, any individual, partnership, joint venture, corporation, association or trust) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control; or (d) any other event occurs which is deemed to be a Potential Change of Control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.

“Performance Cycle” or “Cycle” means each three-year period, as determined by the Committee, during which the performance of the Company is measured for the purposes of determining the extent to which the Performance Awards which have been contingently allotted for such Cycle may be earned. The term shall include any year within a Cycle when the Committee has established Performance Goals and the related Performance Award opportunities for the individual years that comprise a Cycle.

“Performance Goals” means the objectives for the Company established by the Committee for a Performance Cycle, for the purpose of determining the extent to which Performance Awards which have been contingently allotted for such Cycle are earned.

“Performance Award” means the units contingently earned during a Performance Cycle by Participants under this Plan.

“Retirement” and “Retire” means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Company or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Company or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

“Threshold” means the minimum level of performance in relation to the Performance Goals for which any Performance Award may be earned.

“Total and Permanent Disability” means a condition arising out of injury or disease which the Schweitzer-Mauduit International, Inc. Human Resources Committee determines is permanent and prevents a Participant from engaging in any occupation with his Employer commensurate with his education, training and experience, excluding (i) any condition incurred in military service (other than temporary absence on military leave) if the Participant’s service is not resumed at the end of his military service, (ii) any condition incurred as a result of or incidental to a felonious act perpetrated by the Participant, and (iii) any condition resulting from excessive use of drugs or narcotics or use of illegal drugs or  (iv) from willful self-inflicted injury.

4.            ADMINISTRATION

The Plan shall be administered by the Committee, which in its absolute discretion, shall have the power to interpret and construe the Plan and to resolve all questions arising thereunder. Any action by the Committee shall be final and conclusive as to all individuals affected thereby.

The Committee shall have sole and complete authority to determine the employees to whom Performance Award opportunities shall be allotted for each Performance Cycle, to determine the basis for measuring the value of such Performance Awards, and to determine the value of such Performance Award opportunities, if any, to be allotted to each Participant.  Performance Awards may be based on such unit of value as the Committee may in its sole discretion designate.

The Committee may delegate to any director, officer, or employee such ministerial or administrative duties relating to the Plan as deemed appropriate by the Committee.  No member of the Board or of the Committee shall be liable for any act done or omitted to be done by such member or by any other member in connection with the Plan, except for such member’s own willful misconduct or as expressly provided by statute.

5.            ELIGIBILITY

The Committee shall, in its sole discretion, specify in writing for each Performance Cycle those officers and employees of the Company or any Affiliate who shall be eligible to participate in the Plan for such Performance Cycle based upon such Participants’ ability to have a substantial impact on the Company’s longer-term results.  Only employees of the Company and its Affiliates are eligible to participate in the Plan.  Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length, or as a limitation on the right of the Company to discharge any Participant with or without cause.

6.            PERFORMANCE AWARDS AND PERFORMANCE GOALS

Any Performance Award earned by a Participant shall be credited to a bookkeeping account to be maintained by the Company for such Participant.  At the start of each Cycle, the Committee shall establish the value of each Performance Award opportunity to be allotted for the Cycle.

The Committee shall establish Performance Goals for each Cycle to accomplish such objectives as the Committee may from time to time determine. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant, or of an Affiliate, division, operating unit, department, region, function, or other organizational unit within the Company or an Affiliate in which the Participant is employed. The Performance Goals may be made relative to the performance of other corporations or business units of other corporations provided they are Affiliates of the Company.  The Performance Goals applicable at the discretion of the Committee to any award to a Participant shall be based on specified and pre-established levels of or growth in one or more of the following criteria:

1.	the price of common stock;
2.	market share;
3.	sales;
4.	unit sales volume;
5.	return on equity, assets, capital or sales;
6.	economic profit;
7.	total shareholder return;
8.	costs;
9.	margins;
10.	earnings or earnings per share;
11.	cash flow;

12.	customer satisfaction;
13.	pre-tax profit;
14.	operating profit;
15.	earnings before interest and taxes;
16.	earnings before interest, taxes, depreciation and amortization;
17.	debt/capital ratio;
18.	revenues from new product development;
19.	percentage of revenues derived from designated lines of business; and
20.	any combination of the foregoing.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or an Affiliate, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related pre-established level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of an exemption of the award or a portion thereof under Section 162(m) of the Code that would otherwise have been available and would have been applicable to exempt all or a portion of the  Covered Employee’s  compensation from the Section 162(m) limits for the relevant tax year. In such case, the Committee shall not make any modification of the Performance Goals or the pre-established level of achievement applicable to the Covered Employee for the impacted portion of the Performance Cycle.

To recognize a range of Company performance, Participants may earn from 25% to 200% of the Performance Awards allocated to them as specified by the Committee, based upon actual Company performance compared to the specified Performance Goals.  At Threshold, 25% of the Performance Award will be earned.  No Performance Awards will be earned for performance below Threshold.  Target performance will result in a Participant earning 100% of the Performance Award. Outstanding performance will result in a Participant earning 150% of the allocated Performance Award and Maximum performance will result in a Participant earning 200% of the allocated Performance Award.

7.            DETERMINATION AND PAYMENT OF PERFORMANCE AWARDS

(a) The Committee shall determine the number of Performance Awards that have been earned by each Participant for the Cycle on the basis of the Company’s performance in relation to the established Performance Goals during the period of performance that has been completed and is being measured.

(b) Performance Awards, if any, earned by a Participant shall be determined independently for each year of a Performance Cycle where the Committee has established Performance Objectives and related Performance Unit opportunities for each year within a Performance Cycle. Performance Awards shall be awarded to the Participant at the end of the year in which they are earned, if an opportunity is established to earn Performance Awards on other than a full Performance Cycle basis, or at the end of the Performance Cycle if the

Committee has established Performance Objectives that are to be determined only at the completion of the Performance Cycle. A Performance Award earned in any one year of the Performance Cycle, where such an opportunity has been established by the Committee, shall not be lost or revoked because Performance Objectives are not achieved in any other year during such Performance Cycle or because an additional Performance Objective established for the entire Performance Cycle is not met.

As to Participants that are not also Covered Employees:

(c) Payment in respect of the Performance Awards which are earned by a Participant shall be made in one lump sum in cash in the first calendar quarter following the end of the Performance Cycle for which the Performance Awards were earned or, subject to Section 10, within 60 days following termination of employment in the event of a termination within two years following a Change of Control or due to death or Retirement or following a determination of Total and Permanent Disability by the Company’s Human Resources Committee. The Company shall have the right to deduct from the payment any taxes required by law to be withheld thereon.

(d) Termination of employment for any reason other than Change of Control, death, Retirement or Total and Permanent Disability during a Performance Cycle will result in a forfeiture of any award attributable to performance during the Performance Cycle in which termination occurred.  Termination of employment due to death, Retirement or Total and Permanent Disability shall result in the payment of a pro rata portion of the Performance Awards allotted to the Participant that the Participant would have earned if the Participant had remained employed until the end of each Performance Cycle during which such termination occurred.  Termination of employment within two years following a Change of Control will result in the payment of a pro rata portion of the Performance Awards allotted to the Participant based upon Target performance.  Notwithstanding anything herein to the contrary, in the event a Participant’s employment is involuntarily terminated by the Company or an Affiliate or the Participant is constructively discharged from his employment with the Company or an Affiliate within two years following a Potential Change of Control, such Participant shall be entitled to payment of a pro rata portion of the Performance Awards allotted to the Participant based upon Target performance.   For purposes of this Plan, a constructive discharge shall include, but not be limited to, any of the following actions taken by the Company or an Affiliate without the Participant’s written consent following a Potential Change of Control:  (a) the assignment of duties inconsistent with, or the reduction of the powers, duties, responsibilities, and prerogatives associated with, the Participant’s position, office, and status with the Company or an Affiliate; (b) a demotion of the Participant or any removal of the Participant from or failure to re-elect or reappoint the Participant to any title or office; (c) a reduction in the Participant’s base salary or bonus potential or the Company’s or an Affiliate’s failure to increase the Participant’s base salary (within 12 months of the Participant’s last increase in base salary); and (d) any other similar actions or inactions by the Company or an Affiliate.

As to Participants that are also Covered Employees:

(e) Payment in respect of the Performance Awards which are earned by a Participant shall be made in one lump sum in cash in the first calendar quarter following the end of the Performance Cycle for which the Performance Awards were earned, subject to Section 8, or, subject to Section 10, within 60 days following termination of employment in the event of a termination within two years following a Change of Control or due to death or following a determination of Total and Permanent Disability by the Company’s Human Resources Committee. The Company shall have the right to deduct from the payment any taxes required by law to be withheld thereon.

(f) Termination of employment for any reason other than Change of Control, death or Total and Permanent Disability during a Performance Cycle will result in a forfeiture of any award attributable to performance during the Performance Cycle in which termination occurred.  Termination of employment due to death or Total and Permanent Disability shall result in the payment of a pro rata portion of the Performance Awards allotted to the Participant that the Participant would have earned if the Participant had remained employed until the end of each Performance Cycle during which such termination occurred.  Termination of employment within two years following a Change of Control will result in the payment of a pro rata portion of the Performance Awards allotted to the Participant based upon Target performance.

8.            TAX TREATMENT OF AWARDS

The Company may, but shall not be required to, seek to qualify this Plan under Code Section 162(m) and for such purpose, the Company’s Human Resources Committee is delegated the authority to amend this Plan to add a Maximum Award provision limiting the cash award payable to any Participant in the plan who is a Covered Employee to the maximum amount permitted by Section 162(m) or any successor section.   Notwithstanding anything herein to the contrary, in the event that the Company reasonably anticipates that the payment of a Performance Award as provided in Section 7 would cause the Company’s tax deduction with respect to such payment to be disallowed due to the application of Section 162(m), the payment of all Performance Awards due to be paid to the Participant during such year shall be delayed and paid to the Participant during the Participant’s first taxable year in which the Company reasonably anticipates that the payment during such year will not cause the Company’s deduction to be disallowed by application of Section 162(m).  The Participant shall have no election with respect to the timing of the payment under this Section 8.

Participants may elect to defer any Performance Unit payout in accordance with the terms of the Deferred Compensation Plan.

9.            MISCELLANEOUS PROVISIONS

(a) Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of a Performance Unit award.  No Participant or any other person shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of a Performance Unit award that has been made but has not been paid or distributed.

(b) The Board may, at any time, amend this Plan, order the temporary suspension of its application, or terminate it in its entirety, provided, however, that no such action shall adversely affect the rights or interests of Participants theretofore earned hereunder.

(c) The terms of the Plan shall be governed, construed, administered, and regulated by the laws of the state of Georgia and applicable federal law.  In the event that any provision of the Plan shall be determined to be illegal or invalid for any reason, the other provisions shall continue in full force and effect as if such illegal or invalid provision had never been included herein.

10.          CODE SECTION 409A

(a) In the event that a Participant is or may be liable for Federal income taxes in the United States, for purposes of this Plan a termination of his or her employment shall be deemed to occur only upon the Participant’s “separation from service,” as such term is defined in Code Section 409A (without giving effect to any elective provisions that may be available under such definition).

(b) Notwithstanding anything in this Plan to the contrary, in the event that a Participant is or may be liable for Federal income taxes in the United States and if any amount or benefit specified herein as “subject to Section 10” would be payable or distributable under this Agreement by reason of the Participant’s separation from service at a time at which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service.

(c) For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), in accordance with rules adopted by the Board of Directors or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Employer, including this Agreement, as to the determination of Specified Employees.